                                                                  EXHIBIT 99.3

                                   AMENDMENT NO. 2
                                        TO THE
                                WELLS FARGO & COMPANY
                     TAX ADVANTAGE AND RETIREMENT PLAN AND TRUST


     WHEREAS, Wells Fargo & Company (the "Company"), approved and adopted the Wells Fargo & Company Incentive and Savings Plan as renamed effective January 1, 1984, the Wells Fargo & Company Tax Advantage Plan and as subsequently renamed effective January 1, 1991, the Wells Fargo & Company Tax Advantage and Retirement Plan (the "Plan") and Trust Agreement (the "Trust") which were originally effective January 1, 1971, most recently restated generally effective January 1, 1987 and subsequently amended;

     WHEREAS, the Wells Fargo & Company Retirement Plan was merged into the Plan effective January 1, 1991, the Citizens Bank of Costa Mesa Profit Sharing Plan was merged into the Plan effective January 1, 1991 and assets from the Marine Midland Thrift Incentive Plan were transferred to the Plan effective October 10, 1995;

     WHEREAS, effective April 1, 1996 the Company acquired First Interstate Bancorp;

     WHEREAS, First Interstate Bancorp sponsored the First Interstate Bancorp Employee Savings Plan, which plan continued in effect through June 30, 1996 and effective July 1, 1996 was merged into the Plan and existing assets thereof were held under a separate trust until September 1, 1996 at which time the assets were transferred to the Trust under the Plan;

     WHEREAS, certain changes are necessary to be made to the Plan, some of which relate to the merger of the First Interstate Bancorp Employee Savings Plan into the Plan;

     WHEREAS, Section 19.1 of the Plan and Trust provides that the Company reserves the right to amend the Plan and Trust;

     NOW THEREFORE RESOLVED, that Section 1 is amended effective January 1, 1987, Section 1 is amended effective July 1, 1994, Section 13 is amended effective January 1, 1995, Sections 1, 4, 10 and 11 are amended effective January 1, 1996, Sections 1 and 8 are amended effective May 1, 1996, Sections 2, 9, 11 and Appendix B are amended effective July 1, 1996, Sections 1 and 18 are amended effective October 13, 1996, Sections 1 and 5 are amended effective January 1, 1997 and Section 3 is amended effective February 3, 1997 as follows:

EFFECTIVE JANUARY 1, 1987:

1.   Section 1 is amended to restate Subsection 1.41 in its entirety as follows:

     1.41 "Participant". The Plan status of an Eligible Employee after he or she completes the eligibility requirements and enters the Plan as described in Section 2.1. An Eligible Employee who makes a Rollover Contribution prior to completing the eligibility requirements as described in Section 2.1 shall be considered a Participant, except for purposes of provisions related to Contributions (other than a Rollover Contribution) and Participant loans and an individual not otherwise a Participant on whose behalf assets are transferred to the Plan from a predecessor plan as merged herein shall be considered a Participant, except for purposes of provisions related to Contributions. A Participant's participation continues until his or her employment with all Related Companies ends and his or her Account is distributed or forfeited.

WELLS FARGO & COMPANY                                            AMENDMENT NO. 2
TAX ADVANTAGE AND RETIREMENT PLAN AND TRUST



EFFECTIVE JULY 1, 1994:

1.   Section 1 is amended to restate Subsection 1.3 in its entirety as follows:

     1.3 "Adjusted Service Date". A date equal to an Employee's hire date or as that date may be adjusted as a result of (i) an Employee's termination of employment with all Related Companies and reemployment with a Related Company or (ii) an Employee's service with a predecessor or acquired company. Notwithstanding, an Employee's service with an entity determined to be a predecessor entity after June 30, 1994 or an entity acquired after June 30, 1994 shall not be included in the determination of an Employee's Adjusted Service Date for purposes of determining an Employee's eligibility for and allocation of Company Plus Contributions and Retirement Contributions as set forth in Section 5.

EFFECTIVE JANUARY 1, 1995:

1. Section 13 is amended to restate Subsection 13.2 in its entirety as follows:

     13.2  Maximum Annual Addition

           The Annual Addition to a Participant's accounts under the Plan and any other defined contribution plan maintained by any Related Company for any Plan Year shall not exceed the lesser of (1) 25% of his or her Taxable Income or (2) $30,000 (as adjusted for the cost of living pursuant to Code section 415(d)).

EFFECTIVE JANUARY 1, 1996:

1.   Section 1 is amended to restate Subsection 1.57 in its entirety as follows:

     1.57 "Trustee". BZW Barclays Global Investors, National Association, known as Barclays Global Investors, National Association effective October 15, 1996.

2. Section 4 is amended to restate the Heading thereof and Subsection 4.2 each in its entirety as follows:

     4     ROLLOVER CONTRIBUTIONS AND TRANSFERS FROM AND TO OTHER QUALIFIED
           PLANS

           4.2 Transfers From and To Other Qualified Plans

                 The Administrator may instruct the Trustee to receive assets in cash or in-kind directly from another qualified plan or transfer assets in cash or in-kind directly to another qualified plan; provided that receipt of a transfer should not be directed if:

                 (a) any amounts are not exempted by Code section 401(a)(11)(B) from the annuity requirements of Code section 417 unless the Plan complies with such requirements; or

WELLS FARGO & COMPANY                                            AMENDMENT NO. 2
TAX ADVANTAGE AND RETIREMENT PLAN AND TRUST



                 (b) any amounts include benefits protected by Code section 411(d)(6) which would not be preserved under applicable Plan provisions.

                 The Trustee may refuse the receipt of any transfer if:

                 (a)   the Trustee finds the in-kind assets unacceptable; or

                 (b) instructions for posting amounts to Participants' Accounts are incomplete.

                 Such amounts shall be posted to the appropriate Accounts of Participants as of the date received by the Trustee.

3. Section 10 is amended to restate Subsection 10.2 in its entirety as follows:

     10.2  In-Service Withdrawal Application and Notice

           A Participant shall apply for any in-service withdrawal in such manner and with such advance notice as prescribed by the Administrator. The Participant shall be provided withdrawal information to include the notice prescribed by Code section 402(f).

           After the aforementioned withdrawal information is provided, an in-service withdrawal may commence as soon as administratively possible, but not less than eight days thereafter if such distribution is one to which Code sections 401(a)(11) and 417 apply, if:

           (a) the Participant is clearly informed that he or she has the right to a period of at least 30 days after receipt of such withdrawal information to consider his or her withdrawal options;

           (b) the Participant after receiving such withdrawal information, affirmatively elects a Direct Rollover for all or a portion, if any, of his or her in-service withdrawal which shall constitute an Eligible Rollover Distribution or alternatively elects to have all or a portion made payable directly to him or her, thereby not electing a Direct Rollover for all or a portion thereof; and

           (c) the Participant's election includes Spousal Consent if such in-service withdrawal is one to which Code sections 401(a)(11) and 417 apply.

           Code sections 401(a)(11) and 417 do not apply to in-service withdrawals as described in this Section other than such in-service withdrawals described in Section 10.11 and then if the Participant's Account includes a Retirement Account or the Participant elects an annuity form of payment.

4.   Section 11 is amended to restate Subsection 11.1, the Title of Subsection
     11.13 and items (a) and (d) thereof each in its entirety as follows:

WELLS FARGO & COMPANY                                            AMENDMENT NO. 2
TAX ADVANTAGE AND RETIREMENT PLAN AND TRUST



     11.1  Benefit Information, Notices and Election

           A Participant, or his or her Beneficiary in the case of his or her death, shall be provided with information regarding optional times and forms of distribution available, including the notice prescribed by Code section 402(f). Subject to the other requirements of this Section, a Participant, or his or her Beneficiary in the case of his or her death, may elect, in such manner and with such advance notice as prescribed by the Administrator, to have his or her vested Account balance paid to him or her beginning upon any Settlement Date following the Participant's termination of employment with all Related Companies or, if earlier, as set forth in Section 11.8.

           After the aforementioned distribution information is provided, a distribution may commence as soon as administratively possible, but not less than eight days thereafter if such distribution is one to which Code sections 401(a)(11) and 417 apply, if:

           (a) the Participant is clearly informed that he or she has the right to a period of at least 30 days after receipt of such distribution information to consider the decision as to whether to elect a distribution and if so to elect a particular form of distribution and to elect or not elect a Direct Rollover for all or a portion, if any, of his or her distribution which shall constitute an Eligible Rollover Distribution;

           (b) the Participant after receiving such distribution information, affirmatively elects a distribution and a Direct Rollover for all or a portion, if any, of his or her distribution which shall constitute an Eligible Rollover Distribution or alternatively elects to have all or a portion made payable directly to him or her, thereby not electing a Direct Rollover for all or a portion thereof; and

           (c) the Participant's election includes Spousal Consent if such distribution is one to which Code sections 401(a)(11) and 417 apply.

     11.13 QJSA and QPSA Definitions, Information and Elections

           (a) Annuity Starting Date. The first day of the first period for which an amount is payable as an annuity, or, in the case of a benefit not payable in the form of an annuity, the first day on which all events have occurred which entitle the Participant to such benefit. Such date shall be a date no earlier than the expiration of the seven-day period that commences the day after the information described in the QJSA Information to a Participant paragraph below is provided to the Participant.

           (d) QJSA Information to a Participant. No more than 90 days before the Annuity Starting Date, each Participant shall be given a written explanation of (1) the terms and conditions of the QJSA, (2) the right to a period of at least 30 days after receipt of the written explanation to make an election to waive this form of payment and choose an optional form of payment and the effect of this election, (3) the right to revoke this election and the

WELLS FARGO & COMPANY                                            AMENDMENT NO. 2
TAX ADVANTAGE AND RETIREMENT PLAN AND TRUST



                 effect of this revocation, and (4) the need for Spousal
                 Consent.

EFFECTIVE MAY 1, 1996:

1. Section 1 is amended to reverse the order of Subsections 1.17 and 1.18, to then restate Subsections 1.17 and 1.35 each in its entirety as follows:

     1.17 "Disability" or "Disabled". An inability to engage in any substantially gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a period of at least 12 months, such determination to be made by the Administrator in its sole discretion.

     1.35 "Leave of Absence". A period during which an individual is deemed to be an Employee, but is absent from active employment, provided that the absence was authorized by a Related Company, including any such period due to military service in the United States armed forces and the individual returns to active employment within the period during which he or she retains employment rights under federal law.

           A Leave of Absence for an Employee who is not receiving pay (except for sick pay or supplemental short-term disability pay) shall expire no later than 30 months from (i) the date of Disability for an Employee who is Disabled or (ii) the commencement of the Leave of Absence for any other Employee. An Employee whose Leave of Absence continues through such 30 month maximum period shall be discharged from his or her employment with all Related Companies on the date his or her Leave of Absence expires or, if later, May 1, 1996. Effective January 1, 1998, the preceding reference to "for an Employee who is not receiving pay (except for sick pay or supplemental short-term disability pay)" shall not apply.

           The provisions of the preceding paragraph shall not apply to an Employee on Leave of Absence due to military service in the United States armed forces.

2.   Section 8 is amended to restate Subsection 8.2 in its entirety as follows:

     8.2   Full Vesting Upon Certain Events

           A Participant's entire Account shall become fully vested once he or she has attained his or her Normal Retirement Date as an Employee, is determined to be Terminally Disabled as an Employee or upon his or her termination of employment with all Related Companies by reason of his or her Disability or death.

EFFECTIVE JULY 1, 1996:

1.   Section 2 is amended to restate Subsection 2.1 in its entirety as follows:

WELLS FARGO & COMPANY                                            AMENDMENT NO. 2
TAX ADVANTAGE AND RETIREMENT PLAN AND TRUST



     2.1   Eligibility

           All Participants as of July 1, 1996 shall continue their eligibility to participate. Each other Eligible Employee shall become a Participant on the first day of the next month after the date he or she completes a 12-month Period of Employment. The eligibility period begins on the date an Employee's Period of Employment commences.

           Notwithstanding, with regard to an individual who became an Employee on April 1, 1996 as a result of the Company's acquisition of First Interstate Bancorp, if he or she is an Eligible Employee on July 1, 1996 and on or before June 30, 1996 has completed a three-month Period of Employment (thereby satisfying the participation requirements that would have otherwise been in effect under the First Interstate Bancorp Employee Savings Plan) he or she shall become a Participant on July 1, 1996.

2. Section 9 is amended to restate Subsections 9.8, 9.9 and 9.13 each in its entirety as follows:

     9.8   Interest Rate

           The interest rate charged on Participant loans shall be a fixed reasonable rate of interest, determined from time to time by the Administrator, which provides the Plan with a return commensurate with the prevailing interest rate charged by persons in the business of lending money for loans which would be made under similar circumstances. Effective as of January 1, 1996, the interest rate charged on Participant loans shall be equal to the prime rate published in the Wall Street Journal at the time the loan is processed, plus 2%. If multiple prime rates are published in the Wall Street Journal, the prime rate selected shall be the rate closest to the last prime rate used for this purpose.

           Notwithstanding the above, the interest rate with regard to a Participant loan transferred to this Plan from the Citizens Bank of Costa Mesa Profit Sharing Plan or a Participant loan transferred to this Plan from the First Interstate Bancorp Employee Savings Plan, shall be the interest rate on such loan in effect on the date of transfer.

     9.9   Repayment

           Substantially level amortization shall be required of each loan with payments made at least monthly. Loans shall be repaid through payroll deduction during any period the Participant is eligible for payroll deduction. Loans may be prepaid in full or in part at any time. The Participant may choose the loan repayment period, not to exceed 4 years. However, the term may be for any period not to exceed 10 years if the purpose of the loan is to acquire the Participant's principal residence.

           Notwithstanding the above, the repayment period with regard to a Participant loan transferred to this Plan from the Citizens Bank of Costa Mesa Profit Sharing Plan

WELLS FARGO & COMPANY                                            AMENDMENT NO. 2
TAX ADVANTAGE AND RETIREMENT PLAN AND TRUST



           or a Participant loan transferred to this Plan from the First Interstate Bancorp Employee Savings Plan, shall be the repayment period on such loan in effect on the date of transfer.

     9.13  Call Feature

           The Administrator shall call any Participant loan after a Participant's employment with all Related Companies has terminated or if the Plan is terminated, except that with regard to a Participant loan transferred to this Plan from the First Interstate Bancorp Employee Savings Plan on behalf of a Participant who at the time of transfer was not an Employee (or such loan would not have otherwise been called pursuant to the terms of the First Interstate Bancorp Employee Savings Plan or any loan policy related thereto), the Administrator shall have the right to call the Participant's loan upon the earliest of a determination that the loan is in default, the Participant's commencement of distribution in accordance with Section 11 or termination of the Plan.

3. Section 11 is amended to restate Subsections 11.3 and 11.8 each in its entirety as follows:

     11.3  Payment Form and Medium

           Except to the extent otherwise provided by Section 11.5, a Participant may elect to be paid in any of these forms:

           (a) a single sum,

           (b) periodic installments over a period not to exceed the life expectancy of the Participant and his or her Beneficiary,

           (c) a single life annuity or a joint and 50% or 100% survivor annuity, or

           (d) a single life annuity with a 5-, 10- or 15-year term certain.

           A Participant who elects payment of his or her benefit in the form of periodic installments may make a separate election for his or her initial installment. The Participant may elect that his or her initial installment be (i) a specified dollar amount paid in cash plus whole shares of Company Stock and cash in lieu of fractional shares representing the balance of his or her investment in the Company Stock Fund or (ii) whole shares of Company Stock and cash in lieu of fractional shares representing the balance of his or her investment in the Company Stock Fund.

           A Participant who commences payment of his or her benefit in the form of periodic installments may (i) change the payment frequency and/or amount (other than to zero) of his or her periodic installment at any time, and without restriction as to the number of such changes that may be made, or (ii) change the amount of his or her periodic installment to zero concurrent with an election to be paid the

WELLS FARGO & COMPANY                                            AMENDMENT NO. 2
TAX ADVANTAGE AND RETIREMENT PLAN AND TRUST



           remainder of his or her benefit in the form of a single sum or an annuity as provided above.

           A Beneficiary of a Participant who dies before payments have commenced in accordance with this Section, may elect payment of his or her benefit in the form of a single sum or a single life annuity. A Beneficiary of a Participant who dies after payments have commenced in accordance with this Section, will be paid his or her benefit in the form elected by the Participant, except that if such form was periodic installments, the Beneficiary may elect payment of the remainder of his or her benefit in the form of a single sum.

           Any annuity option permitted will be provided through the purchase of a non-transferable single premium contract from an insurance company which must conform to the terms of the Plan and which will be distributed to the Participant or Beneficiary in complete satisfaction of the benefit due. Any commissions or other fees and expenses charged by the insurance company shall be charged against and thus reduce the Participant's or Beneficiary's benefit.

           Distributions other than annuity contracts shall be made in cash, except to the extent a distribution consists of a distribution of an offset amount as described in Section 9.13 (a loan call) and with regard to an initial installment payment or a single sum payment, except to the extent a Participant elects that the balance of his or her investment in the Company Stock Fund be paid in the form of whole shares of Company Stock and cash in lieu of fractional shares.

           With regard to the portion of a distribution representing an Eligible Rollover Distribution, a Distributee may elect a Direct Rollover for all or a portion of such amount.

     11.8  Latest Commencement Period

           In addition to any other Plan requirements and unless a Participant elects otherwise, his or her benefit payments shall begin not later than 60 days after the end of the Plan Year in which he or she attains his or her Normal Retirement Date or retires, whichever is later. However, if the amount of the payment or the location of the Participant (after a reasonable search) cannot be ascertained by that deadline, payment shall be made no later than 60 days after the earliest date on which such amount or location is ascertained but in no event later than as described below. A Participant's failure to elect in such manner as prescribed by the Administrator to have his or her vested Account balance paid to him or her, shall be deemed an election by the Participant to defer his or her distribution.

           Unless the Participant is subject to an exception below, benefit payments shall begin by the April 1 immediately following the end of the calendar year in which the Participant attains age 702, whether or not he or she is an Employee. The exceptions to this rule include the following:

           (a) Birth before July 1, 1917. Distribution for an Employee who was born

WELLS FARGO & COMPANY                                            AMENDMENT NO. 2
TAX ADVANTAGE AND RETIREMENT PLAN AND TRUST



                 before July 1, 1917 does not need to begin until his or her employment with all Related Companies ends; and

           (b) TEFRA Transitional Rule. Where a Participant had 1) accrued a benefit under the Plan (or a predecessor plan as merged herein) before July 1, 1984, and 2) designated a method of distribution which would not have disqualified the trust under Code section 401(a)(9) as in effect prior to amendment by the Deficit Reduction Act of 1984, and 3) such designation was in writing signed by the Participant before January 1, 1984, distribution to such Participant (or his Beneficiary) need not begin prior to termination of his or her employment with all Related Companies.

           If benefit payments cannot begin at the time required because the location of the Participant cannot be ascertained (after a reasonable search), the Administrator may, at any time thereafter, treat such person's Account as forfeited subject to the provisions of Section 18.5.

4. Appendix B is amended to add the details related to the mapping of account balances from the First Interstate Bancorp Employee Savings Plan as set forth beginning on page 13.

EFFECTIVE OCTOBER 13, 1996:

1. Section 1 is amended to add a new Subsection 1.58 and to redesignate each subsequent Subsection as follows:

     1.58 "USERRA". The Uniformed Services Employment and Reemployment Rights Act of 1994, as amended.

2. Section 18 is amended to add a new Subsection 18.2 and to redesignate each subsequent Subsection as follows:

     18.2  Compliance With USERRA

           Notwithstanding any provision of the Plan to the contrary, with regard to an Employee who after serving in the uniformed services is reemployed on or after December 12, 1994, within the time required by USERRA, contributions shall be made and benefits and service credit shall be provided under the Plan with respect to his or her qualified military service (as defined in Code section 414(u)(5)) in accordance with Code section 414(u). Furthermore, notwithstanding any provision of the Plan to the contrary, Participant loan payments may be suspended during a period of qualified military service.

EFFECTIVE JANUARY 1, 1997:

1. Section 1 is hereby amended to delete Subsections 1.18, 1.19 and 1.20, to redesignate all subsequent Subsections and to restate Subsections 1.20 and
     1.39 (formerly Subsections 1.23 and 1.42, respectively) each in its entirety as follows:

WELLS FARGO & COMPANY                                            AMENDMENT NO. 2
TAX ADVANTAGE AND RETIREMENT PLAN AND TRUST



     1.20 "Eligible Employee". An Employee of an Employer who is compensated on a salaried or full-commission basis and on its U.S. payroll, except any Employee who is treated as an Employee because he or she is a Leased Employee.

           An Eligible Employee shall not include (and has not at any time included) any individual during any period he or she is not classified as a common-law employee by an Employer, without regard to whether such individual is subsequently determined to have been a common-law employee of that Employer during that period.

     1.39 "Pay". All amounts paid to an Eligible Employee by an Employer while a Participant during the current period as (1) base salary or wage (which includes vacation pay, salary continuance pay, sick pay and supplemental short-term disability pay but does not include severance pay paid in the form of a lump sum related to a notice of termination occurring on or after January 16, 1997) and (2) performance awards (which includes awards under the Basic, Management and Executive Incentive Pay Plans, discretionary bonuses and monetary awards from incentive plans, but which excludes awards in which the amount to be paid in cash is determined first and then the taxable amount of the award is grossed up to include applicable taxes), but only to the extent that inclusion of performance awards does not cause Pay to exceed $100,000.

           Pay is neither increased nor decreased by any salary credit or reduction pursuant to Code sections 125 or 402(e)(3). Pay is limited to $150,000 (as indexed for the cost of living pursuant to Code sections 401(a)(17) and 415(d)) per Plan Year.

           For purposes of the Contributions described in Section 5.2 and 5.3, the limitations as described in the third paragraph of Section 1.12 shall also apply.

2. Section 5 is amended to restate items (a) and (b) of Subsection 5.1 and items (a) and (b) of Subsection 5.3 each in its entirety as follows:

     5.1   Company Match Contributions

           (a) Frequency and Eligibility. Subject to Section 5.1 (c), for each payroll period for which Participants' Contributions are made, the Employer shall make Company Match Contributions, as described in the following Allocation Method paragraph, on behalf of each Participant who contributed during the payroll period.

           (b) Allocation Method. The Company Match Contributions (including any Forfeiture Account amounts applied as Company Match Contributions in accordance with Section 8.5) for each payroll period shall be equal to a percentage of each eligible Participant's Pre-Tax Contributions for the payroll period as set forth below, provided that no Company Match Contributions (and Forfeiture Account amounts) shall be made based upon a Participant's Contributions in excess of 4% of his or her Pay.

WELLS FARGO & COMPANY                                            AMENDMENT NO. 2
TAX ADVANTAGE AND RETIREMENT PLAN AND TRUST



                          YEARS OF                PERCENTAGE
                        VESTING SERVICE          MATCHING RATE
                      ----------------          --------------
                          Less than 3                 50%
                           3 or more                 100%

          The Employer may change the 50% and 100% matching rates or the 4% of considered Pay to any other percentages, including 0%, by amending the Plan and notifying eligible Participants in sufficient time to adjust their Contribution elections prior to the start of the payroll period for which the new percentages apply.

     5.3  Retirement Contributions

          (a) Frequency and Eligibility. Subject to Section 5.3 (c), for each payroll period, the Employer shall make a Retirement Contribution on behalf of each Participant who was an Eligible Employee at any time during the payroll period.

          (b) Allocation Method. The Retirement Contribution (including any Forfeiture Account amounts applied as Retirement Contributions in accordance with Section 8.5) for each payroll period, shall be equal to 4% of each eligible Participant's Pay plus, for certain eligible Participants, an additional amount as described in the following paragraph, and except that "6% of each eligible Participant's Pay" shall be substituted for the preceding reference to "4% of each eligible Participant's Pay" for an eligible Participant with an Adjusted Service Date of after December 31, 1991 or an eligible Participant with an Adjusted Service Date of on or before December 31, 1991 and who is 100% vested in his or her Retirement Account at the beginning of the payroll period.

               A transition contribution shall be contributed for each eligible Participant who (i) was an Eligible Employee at any time during the payroll period, who (ii) was born before January 2, 1940 and after January 1, 1920, (iii) on January 1, 1985 had at least a five year Period of Employment and (iv) on December 31, 1984 was a participant in the Wells Fargo & Company Retirement Plan (a defined benefit pension plan terminated effective December 31, 1984) as follows:

                         IF BIRTH DATE IS:
                         -----------------
                                                               ADDITIONAL
                     AFTER              AND BEFORE            PERCENTAGE OF
                 JANUARY 1 OF:          JANUARY 2 OF:      RETIREMENT PAY IS:
                 -------------          -------------      ------------------
                    1938                   1940                   .5%
                    1936                   1938                   1.0%
                    1934                   1936                   1.5%
                    1932                   1934                   2.0%

WELLS FARGO & COMPANY                                            AMENDMENT NO. 2
TAX ADVANTAGE AND RETIREMENT PLAN AND TRUST



                    1930                   1932                   2.5%
                    1928                   1930                   3.0%
                    1926                   1928                   3.5%
                    1924                   1926                   4.0%
                    1922                   1924                   4.5%
                    1920                   1922                   5.0%


          Notwithstanding the above, effective for payroll periods prior to January 1, 1988, a transition contribution was not made on behalf of such an eligible Participant for any payroll period commencing on or after the date he or she attained the age of 65.

WELLS FARGO & COMPANY                                                  AMENDMENT

TAX ADVANTAGE AND RETIREMENT PLAN AND TRUST



EFFECTIVE FEBRUARY 3, 1997:


1. Section 3 is amended to restate Subsection 3.7, including the Title thereof, in its entirety as follows:


     3.7  Posting and Tax Considerations


          Participants' Pre-Tax Contributions may only be made through payroll deduction. Such amounts shall be paid to the Trustee in cash and posted to each Participant's Account. Pre-Tax Contributions shall be treated as Contributions made by an Employer in determining tax deductions under Code section 404(a).




Date:                             ,19        WELLS FARGO & COMPANY
       ---------------------------   ----

                                             By:
                                                 -------------------------------


                                                       Title:
                                                              ------------------

WELLS FARGO & COMPANY                                                  AMENDMENT

TAX ADVANTAGE AND RETIREMENT PLAN AND TRUST



The provisions of the above amendment which relate to the Trustee are hereby approved and executed.


Date:                             ,19        BARCLAYS GLOBAL INVESTORS, NATIONAL
       ---------------------------   ----    ASSOCIATION


                                        By:
                                                 -------------------------------

                                                  Title:
                                                              ------------------

Date:                             ,19        BARCLAYS GLOBAL INVESTORS, NATIONAL
       ---------------------------   ----    ASSOCIATION


                                             By:
                                                 -------------------------------

                                                       Title:
                                                              ------------------